SUPPLEMENT Dated June 14, 2010 To the Prospectus Dated May 20, 2010

                                                                             ING Select Multi-Index 5 & 7

                                                         Issued By ING Life Insurance and Annuity Company

This supplement updates the prospectus. Please read this supplement carefully and keep it with your copy of the prospectus for future reference. If you have any questions, please call our Customer Service Center at 1-800-366-0066.

For Contracts issued in the Commonwealth of Pennsylvania:

1.	Under “Glossary” on Page 4, please add the following sentence to the definition of Qualifying
Medical Professional:

For Contracts issued in Pennsylvania only, a Qualifying Medical Professional cannot be a member of your or the Annuitant’s immediate family (i.e., parents, spouse, children, siblings and parental in-laws).

2.	Under “Charges – Surrender Charge” on page 9, please add the following sentence after the definition of Qualifying Medical Professional:

¡ IMPORTANT NOTE: For Contracts issued in Pennsylvania only, a Qualifying Medical Professional cannot be a member of your or the Annuitant’s immediate family (i.e., parents, spouse, children, siblings and parental in-laws).

3.	Under “Charges – Surrender Charge” on page 9, please add the following paragraph after the list of conditions to qualify for waiver of Surrender Charge as a result of Extended Medical
Care:

¡ IMPORTANT NOTE: For Contracts issued in Pennsylvania only, you (or any Annuitant, if the Owner is a non-natural person) qualify for a waiver of Surrender Charge as a result of Extended Medical Care if you begin receiving Extended Medical Care on or after the first Contract Anniversary and receive such
Extended Medical Care for at least 30 consecutive days during any continuous 60-day period. For purposes of this requirement, separate periods of Extended Medical Care occurring within six months of a previous period of Extended Medical Care for the same or related condition will be considered one continuous period of Extended Medical Care.

4.	Under “Right to Examine and Return This Contract” on page 28, please add the following sentence at the end of this section:

¡ IMPORTANT NOTE: For Contracts issued in Pennsylvania only, if the Contract replaces a contract issued by an ING affiliate, your Right to Examine and Return this Contract is within 45 days of your receipt of it.

Select Multi-Index 5&7 – 156204	6/2010